REGISTRATION NO. 333-127818
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            _________________________

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            _________________________


                             TRIARC COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

                            _________________________

              DELAWARE                                   38-0471180
  (State or other jurisdiction of            (IRS Employer Identification No.)
    incorporation or organization)

                            _________________________

                                 280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
                   (Address, including zip code, and telephone
                         number, including area code, of
                    Registrant's principal executive offices)

                              BRIAN L. SCHORR, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             TRIARC COMPANIES, INC.
                                 280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                            _________________________

                                   COPIES TO:

                             PAUL D. GINSBERG, ESQ.
                             RAPHAEL M. RUSSO, ESQ.
                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000

                            _________________________

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.
                            _________________________

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                            _________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

   THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION
 STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SOLICITING AN OFFER TO BUY THESE
       SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2005

PROSPECTUS

                             TRIARC COMPANIES, INC.

               9,684,316 Shares of Class B Common Stock, Series 1


         This prospectus relates to up to 9,684,316 shares of our Class B common stock, Series 1, that may be offered for sale from time to time by the selling stockholders named in this prospectus. We issued these shares to the selling stockholders on July 25, 2005 in connection with our acquisition of RTM Restaurant Group.


         The shares of Class B common stock, Series 1, may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of Class B common stock, Series 1, offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We will not receive any of the proceeds from the sale of the shares of Class B common stock, Series 1, sold by the selling stockholders. We will bear all expenses of this offering of the Class B common stock, Series 1, other than the following expenses: all selling expenses (including underwriting discounts and commissions and transfer taxes) of the selling stockholders, all fees and expenses of the selling stockholders' counsel, any stock transfer taxes in connection with any underwritten offering and all registration expenses to the extent required by applicable law.


         Our Class B common stock, Series 1, trades on the New York Stock Exchange under the symbol "TRY.B." On November 17, 2005, the last reported sale price of our Class B common stock, Series 1, was $14.76.

                            _________________________

         INVESTING IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _________________________

               The date of this prospectus is ________________, 2005.

                                TABLE OF CONTENTS

Where You Can Find More Information...........................................2
Incorporation of Documents by Reference.......................................3
Triarc Companies, Inc.........................................................4
The RTM Acquisition...........................................................5
Potential Corporate Restructuring.............................................6
Risk Factors..................................................................7
Forward-Looking Statements...................................................21
Use of Proceeds..............................................................23
Selling Stockholders.........................................................24
Plan of Distribution.........................................................26
Legal Matters................................................................28
Experts......................................................................28


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "SEC") regarding the offering of the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered by this prospectus, you should refer to the registration statement, its exhibits and the documents incorporated by reference.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings can also be read at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our SEC filings are also available to the public on the SEC's Internet website at http://www.sec.gov.

         Our Class A common stock is listed on the New York Stock Exchange under the symbol "TRY" and our Class B common stock, Series 1, is listed on the New York Stock Exchange under the symbol "TRY.B."

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus, until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated, other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         We are incorporating by reference into this prospectus the following documents filed by us with the SEC:

         o Annual Report on Form 10-K for the fiscal year ended January 2, 2005, filed on March 18, 2005;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2005, filed on May 12, 2005;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2005, filed on August 12, 2005;

         o Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2005, filed on November 14, 2005;

         o Current Reports on Form 8-K, filed on January 19, 2005, January 31, 2005, March 10, 2005 (as amended and restated by the Current Report on Form 8-K/A filed on March 11, 2005), March 18, 2005 (with respect to Item 8.01 and the exhibit filed pursuant thereto only), April 6, 2005, May 25, 2005, June 3, 2005, June 6, 2005,
              July 29, 2005 (as amended by the Current Report on Form 8-K/A filed on August 26, 2005) and August 17, 2005;

         o the description of the Class B common stock, Series 1, contained in the Registration Statement on Form 8-A, filed pursuant to
              Section 12 of the Exchange Act on August 11, 2003, and any amendment or report filed for the purpose of updating such description; and

         o all other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering other than any such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations.

         You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with any additional information.

         The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

                             Triarc Companies, Inc.
                                 280 Park Avenue
                            New York, New York 10017
                          Attention: Investor Relations
                            Telephone: (212) 451-3000

         EXCEPT AS EXPRESSLY PROVIDED ABOVE, NO OTHER INFORMATION, INCLUDING INFORMATION ON OUR WEBSITE, IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                             TRIARC COMPANIES, INC.

         We are a holding company and, through our subsidiaries, the franchisor of the Arby's(R) restaurant system and the owner and operator of over 1,000 Arby's restaurants in the United States. The Arby's restaurant system is comprised of approximately 3,500 restaurants, of which approximately 2,500 restaurants are owned and operated by franchisees. We also own an approximate 64% capital interest in Deerfield & Company LLC, which, through its wholly-owned subsidiary Deerfield Capital Management LLC ("DCM"), is a Chicago-based asset manager offering a diverse range of fixed income strategies to institutional investors. As of November 1, 2005, DCM had approximately $10.5 billion of assets under management. We also have seeded two funds managed by DCM, currently holding an approximate 77.54% capital interest in Deerfield Opportunities Fund, LLC and an approximate 93.3% capital interest in DM Fund, LLC. We also own an approximate 29% capital interest in Jurlique International Pty Ltd, a privately held Australian skin and health care products company. The following chart is a summary of our organizational structure:

                                                |-----------------------|
                                                | TRIARC COMPANIES, INC.|
                                                |-----------------------|                       |---------------------------------|
                                                            |                                   | All ownership is common equity  |
                                                            |                                   | and 100% unless otherwise noted |
                                                            |                                   |---------------------------------|
         -------------------------------------------------------------------------------------------------------------------
         |                      |                   |                        |                        |                     |
    63.6% Capital        93.30% Capital       77.54% Capital          29.17% Capital                  |                     |
      Interest               Interest           Interest                 Interest                     |               (direct and
     (indirect)             (indirect)    (direct and indirect)         (indirect)                    |                 indirect)
         |                      |                   |                        |                        |                     |
|---------------------| |--------------| |---------------------| |------------------------| |-------------------| |----------------|
| Deerfield & Company | | DM Fund, LLC | |      Deerfield      | | Jurlique International | | Arby's Restaurant | |  Other Triarc  |
|       LLC           | |              | | Opportunities Fund, | |         Pty Ltd        | |     Holdings, LLC | |  Subsidiaries  |
|                     | |              | |        LLC          | |                        | |                   | |                |
|---------------------| |--------------| |---------------------| |------------------------| |-------------------| |----------------|
         |                                                                                            |
         |                                                                                            |
|---------------------|                                                                     |-------------------|
|  Deerfield Capital  |                                                                     | Triarc Restaurant |
|   Management LLC    |                                                                     |   Holdings, LLC   |
|---------------------|                                                                     |-------------------|
                                                                                                      |
                                                                                                      |
                                                                                            |-------------------|
                                                                                            | Arby's Restaurant |
                                                                                            |     Group, Inc.   |
                                                                                            |-------------------|
                                                                                                      |
                                                                                                      |
                               --------------------------------------------------------------------------------------------
                               |                    |                        |                        |                    |
                               |                    |                        |                        |                    |
                        |--------------| |---------------------| |------------------------| |-------------------| |----------------|
                        |    RTMMC     | |   RTM Acquisition   | |   Arby's Restaurant,   | |    Sybra, Inc.    | |  Arby's, LLC   |
                        | Acquisition, | |    Company, L.L.C.  | |          LLC           | |                   | |                |
                        |     LLC      | |                     | |                        | |                   | |                |
                        |--------------| |---------------------| |------------------------| |-------------------| |----------------|
                                                                             |                                             |
                                                                        (direct and                                    (direct and
                                                                          indirect)                                     indirect)
                                                                             |                                             |
                                                                 |------------------------|                       |----------------|
                                                                 |                        |                       |Arby's Franchise|
                                                                 |   Arby's Restaurant,   |                       | Trust and Other|
                                                                 |   LLC Subsidiaries     |                       |   Arby's, LLC  |
                                                                 |                        |                       |   Subsidiaries |
                                                                 |------------------------|                       |----------------|

         For the nine months ended October 2, 2005, our unaudited consolidated net loss was approximately $39.4 million. For the nine months ended October 2, 2005, our restaurant segment accounted for approximately 93.0%, and our asset management segment accounted for approximately 7.0%, of our unaudited consolidated operating profit before general corporate operating losses.

         Our corporate predecessor was incorporated in Ohio in 1929. We reincorporated in Delaware in June 1994. Our principal executive offices are located at 280 Park Avenue, New York, New York 10017 and our telephone number is
(212) 451-3000. Our website address is: www.triarc.com. Information contained on our website is not part of this prospectus.

                               THE RTM ACQUISITION

         On July 25, 2005, we completed our acquisition of RTM. Prior to the acquisition, RTM was the largest Arby's(R) franchisee, with 775 Arby's restaurants in 22 states. As a result of the RTM acquisition, the 775 Arby's restaurants previously franchised by RTM are now owned and operated by us.

         As total consideration in the RTM acquisition, we paid $175 million in cash (which is subject to post closing adjustment), we issued 9,684,316 shares of our Class B common stock, Series 1, and we issued options to purchase approximately 774,000 shares of our Class B common stock, Series 1 (with a weighted average exercise price of $8.92 per share) in replacement of existing RTM stock options. The combined value of the shares and options that we issued in connection with the RTM acquisition was approximately $150 million, based on a closing price of $15.00 per share on July 25, 2005 and the two days prior. In connection with the RTM acquisition, Arby's Restaurant Group, Inc. ("ARG"), our wholly owned subsidiary, also assumed approximately $400 million of RTM net debt, including approximately $184 million of RTM capitalized lease and financing obligations. We provided $135 million in cash to fund the RTM acquisition, and ARG provided the remaining cash needed to complete the RTM acquisition, including transaction costs.

         In connection with the RTM acquisition, ARG refinanced substantially all of its and RTM's existing indebtedness. This refinancing included the repayment of approximately $234 million of RTM third-party debt and approximately $71 million of ARG third-party debt, as well as the defeasance of the Arby's Franchise Trust, 7.44% insured non-recourse securitization notes (total principal amount of $198 million at July 25, 2005), which were redeemed in full on August 22, 2005, and the payment of related prepayment penalties. The refinancing also included the repayment of approximately $21.8 million of indebtedness (including prepayment fees) of certain entities related to RTM and the selling stockholders that Triarc did not acquire in the transaction. We refer to those related entities that Triarc did not acquire in the transaction as the "Non-Acquired Entities". RTM had guaranteed the debt of the Non-Acquired Entities that was repaid in connection with the RTM acquisition. ARG funded its portion of the cash consideration paid in the RTM acquisition, the transaction costs and the refinancing with the proceeds from a new $720 million credit facility (consisting of a $620 million senior term loan B facility and a $100 million senior revolving credit facility, with a $30 million subfacility for letters of credit).

         At the time the RTM acquisition was completed, we entered into a registration rights agreement with the selling stockholders. The registration rights agreement requires us to register for sale from time to time by the selling stockholders all of the shares of our Class B common stock, Series 1 that we issued in connection with the RTM acquisition. The shares covered by this prospectus are being registered in accordance with the registration rights agreement. Under the registration rights agreement, we have agreed to keep the shelf registration statement effective until the earlier of the date that is (i) two years after the date on which the shelf registration statement becomes effective, as may be extended under certain circumstances and (ii) the date that all shares received by the selling stockholders from the RTM acquisition have been sold under the shelf registration statement or under Rule 144 or Regulation S of the Securities Act. We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

         We and ARG also entered into an escrow agreement at the time the RTM acquisition was completed. Pursuant to the escrow agreement, 1,203,372 of the shares of our Class B common stock, Series 1 that were issued, and $2 million of the cash that was paid, in connection with the RTM acquisition was deposited with an escrow agent as security for the post-closing adjustment based upon the combined RTM net liabilities and for indemnification obligations of the former shareholders of RTM Restaurant Group, Inc., the former members of RTM Acquisition Company, L.L.C., RTM Management Company, L.L.C. and the members of RTM Management Company, L.L.C. under the definitive agreements related to the RTM acquisition. The indemnification obligations relate in part to certain lease obligations of certain of the Non-Acquired Entities that are guaranteed by RTM. Portions of the escrow are subject to release on the 18-month and 24-month anniversaries of the completion of the RTM acquisition, and the escrow will be terminated on the 30-month anniversary of the completion of the RTM acquisition or, if there are any claims pending against the escrow on the 30-month anniversary, upon final resolution of those pending claims.

         In addition, at the time the RTM acquisition was completed, Michael I. Lippert, a selling stockholder, entered into a promissory note with ARG pursuant to which Mr. Lippert promised to pay the principal amount of $519,128 plus interest at an annual rate equal to the base rate announced by Citibank, N.A. from time to time plus 2%. The promissory note is secured by a pledge in favor of ARG of 88,058 shares of our Class B common stock, Series 1 that we issued to Mr. Lippert in connection with the RTM acquisition.

         At the time the RTM acquisition was completed, ARG entered into a short-term lease arrangement with RTM Management Company, L.L.C., an entity that is owned by certain selling stockholders, whereby ARG will use substantially all of the current headquarters of RTM as its headquarters, and assumed the lease between RTM Management Company, L.L.C. and RTM Georgia, Inc., a subsidiary of RTM, for the current southeast regional headquarters of RTM. Each lease expires on February 28, 2006, subject, in each case, to two six-month options held by ARG to extend the term of such lease. ARG may terminate either lease upon 30 days prior written notice. Under the lease for the RTM headquarters, the monthly rent is approximately $43,557 in addition to a proportionate share of the real estate taxes and operating costs. Under the assumed lease for the southeast regional headquarters of RTM, the monthly rent is $10,550, which includes all real estate taxes and operating costs.

         In addition, at the time the RTM acquisition was completed, ARG entered into a management services agreement with certain of the Non-Acquired Entities. Under the new agreement, as amended, ARG provides specified management services in exchange for a monthly payment of $35,500 plus the reimbursement of out-of-pocket expenses that it has incurred. The management services agreement may be terminated upon 30 days prior written notice by either party on or after February 1, 2006.

         Finally, ARG entered into employment agreements with Thomas Garrett, Sharron Barton and Michael Lippert, and Arby's Restaurant, LLC, our subsidiary and the successor to RTM Restaurant Group, Inc., entered into employment agreements with Michael Abt, Jerry Ardizzone and Robert Rogers, each of which became effective at the completion of the acquisition of RTM. Each of these individuals is a selling stockholder. Mr. Garrett is to serve as ARG's Chief Operating Officer, Ms. Barton is to serve as ARG's Chief Administrative Officer and Mr. Lippert is to serve as ARG's Senior Vice President - Company Operations. Messrs. Abt, Ardizzone and Rogers are to serve as Arby's Restaurant, LLC's Southern Region President, Midwest Region President, and Great Lakes Region President, respectively. We do not expect any of these employment agreements to be affected by the potential corporate restructuring described below.

                        POTENTIAL CORPORATE RESTRUCTURING

         We are continuing to explore the feasibility, as well as the risks and opportunities, of a possible corporate restructuring that may involve the spin-off of our asset management operations to our stockholders. Options for our other non-restaurant assets are also under review and could include the allocation of these other assets between our two businesses and/or a special dividend or distribution to stockholders. The goal of the restructuring would be to enhance value to our stockholders by allowing them to hold shares in two industry-specific public companies thereby potentially unlocking the value of both independently-managed businesses. There can be no assurance that the corporate restructuring will occur or the terms or timing of such restructuring if it does occur. Our board of directors has not reached any definitive conclusions concerning the scope, benefits or timing of the corporate restructuring.

         If the corporate restructuring is completed, following a transition period, it is currently anticipated that Arby's would be led by its current President and Chief Executive Officer, Douglas N. Benham, and the Arby's management team, and that Deerfield & Company would be led by its current Chairman and Chief Executive Officer, Gregory H. Sachs, and the Deerfield management team. In addition, Nelson Peltz and Peter W. May, currently our Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, who together beneficially owned an aggregate of approximately 30.9% of the shares of our Class A common stock and Class B common stock, Series 1, as of November 1, 2005, would continue to be large stockholders and directors of the two new public companies. It is also currently anticipated that Messrs. Peltz and May would be Chairman and Vice Chairman, respectively, of Arby's, that Mr. Peltz would continue in his role as Chairman of Deerfield Triarc Capital Corp. ("DTCC"), a publicly traded mortgage REIT managed by DCM, and that Messrs. Peltz and May and our current Vice Chairman, Edward P. Garden, would continue in their roles on the DTCC investment committee.

         On November 1, 2005, Messrs. Peltz, May and Garden (collectively, the "Principals") started a series of equity investment funds (the "Funds") that are separate and distinct from us and that are being managed by the Principals and our other senior officers (the "Employees") through a management company (the "Management Company") formed by the Principals.

         We have committed to invest $75,000,000 in an account to be managed by the Management Company that will co-invest substantially in parallel with the Funds (subject to legal, tax or regulatory constraints). The Principals and certain Employees have invested in the Funds and certain Employees may invest in the Funds or in an account to be managed by the Management Company. The Management Company has agreed not to charge us, the Principals or the Employees any management fees with respect to our and their investments. Further, the Principals and the Employees will not pay any incentive fees while we will pay no incentive fees for the first two years and, thereafter, will pay lower incentive fees than those generally charged to other investors in the Funds. We will be entitled to withdraw our investment on the same terms as the Principals. A special committee comprised of independent members of our Board of Directors (the "Special Committee") unanimously recommended our investment on these terms to the Executive Committee of our Board of Directors, which in turn unanimously approved such investment, with Messrs. Peltz and May abstaining from the vote.

         The Principals and Employees continue to serve as officers of, and to be compensated by us. We are making available the services of the Principals and the Employees, as well as certain support services, to the Management Company. The extent and length of time that these management services will be provided and the amount and/or timing of any reimbursement of the costs that we incur for the allocable portion of these services has not yet been determined. The Special Committee is reviewing and considering these arrangements.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR SECURITIES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

                             RISKS RELATED TO TRIARC

         A SUBSTANTIAL AMOUNT OF OUR SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1, IS CONCENTRATED IN THE HANDS OF CERTAIN STOCKHOLDERS.

         As of November 1, 2005, Nelson Peltz, our Chairman and Chief Executive Officer, and Peter May, our President and Chief Operating Officer, each individually beneficially owned shares of our outstanding Class A common stock and Class B common stock, Series 1 (including shares issuable upon the exercise of options exercisable within 60 days of November 1, 2005), that collectively constituted approximately 42.7% of our Class A common stock, 25.5% of our Class B common stock, Series 1 and 39.6% of our total voting power. In addition, in accordance with procedures adopted by the Performance Compensation Subcommittee of our Board of Directors, in 2003 and 2004 Messrs. Peltz and May elected to defer receipt of a significant number of shares issuable to them upon exercise of stock options previously granted to them. In connection with these deferred compensation arrangements, a corresponding number of shares of our Class A common stock and Class B common stock, Series 1 are being held in trusts for the benefit of Messrs. Peltz and May. As of November 1, 2005, these trusts beneficially owned shares of our Class A common stock and Class B common stock, Series 1 that collectively constituted approximately 7.1% of our Class A common stock, 6.5% of our Class B common stock, Series 1 and 7.0% of our total voting power. The trustee of the trusts has the sole right to vote these shares until they are released from the trusts, subject to the rights of Messrs. Peltz and May to consult with the trustee regarding any such vote. The trusts currently terminate on January 2, 2008, subject to extension and/or earlier distribution of the shares under certain circumstances. Accordingly, these shares are not deemed to be beneficially owned by Messrs. Peltz and May and are not included in the percentage ownership and voting interests of Messrs. Peltz and May referred to above.

         Messrs. Peltz and May may from time to time acquire additional shares of Class A common stock, including by exchanging some or all of their shares of Class B common stock, Series 1 for shares of Class A common stock. Additionally, we may from time to time repurchase shares of Class A common stock or Class B common stock, Series 1. Such transactions could result in Messrs. Peltz and May together owning more than a majority of our outstanding voting power. As a result, Messrs. Peltz and May would be able to determine the outcome of the election of members of our board of directors and the outcome of corporate actions requiring majority stockholder approval, including mergers, consolidations and the sale of all or substantially all of our assets. They would also be in a position to prevent or cause a change in control of us. In addition, to the extent we issue additional shares of our Class B common stock, Series 1 for acquisitions, financings or compensation purposes, such issuances would not proportionally dilute the voting power of existing stockholders, including Messrs. Peltz and May.

              OUR SUCCESS DEPENDS SUBSTANTIALLY UPON THE CONTINUED
                      RETENTION OF CERTAIN KEY PERSONNEL.

         We believe that our success has been and will continue to be dependent to a significant extent upon the efforts and abilities of our senior management team. The failure by us to retain members of our senior management team could adversely affect our ability to build on the efforts undertaken by our current management to increase the efficiency and profitability of our businesses. Specifically, the loss of Nelson Peltz, our Chairman and Chief Executive Officer, or Peter May, our President and Chief Operating Officer, other members of our senior management team or the senior management of our subsidiaries could adversely affect us.

         We are continuing to explore the feasibility, as well as the risks and opportunities, of a possible corporate restructuring that may involve the spin-off of our asset management operations to our stockholders. Our senior officers have also started the Funds, which are managed and owned by such officers, and which are separate and distinct from Triarc and the spun-off businesses. If the corporate restructuring is completed, following a transition period, it is currently anticipated that Arby's would be led by its current President and Chief Executive Officer, Douglas N. Benham and the Arby's management team, and that Deerfield & Company would be led by its current Chairman and Chief Executive Officer, Gregory H. Sachs, and the Deerfield management team. In addition, Nelson Peltz and Peter W. May would continue to be large shareholders and directors of the two new public companies. It is also currently anticipated that Messrs. Peltz and May would be Chairman and Vice Chairman, respectively, of Arby's, that Mr. Peltz would continue in his role as Chairman of DTCC and that Messrs. Peltz, May and Garden would continue in their roles on the DTCC investment committee. As a result, if the corporate restructuring is completed, the success of Arby's and Deerfield & Company will depend to a significant extent upon the efforts and abilities of their respective senior management teams.

         WE HAVE BROAD DISCRETION IN THE USE OF OUR SIGNIFICANT CASH, CASH EQUIVALENTS AND INVESTMENTS, WHICH WE MAY USE IN WAYS THAT DO NOT IMPROVE OUR OPERATING RESULTS OR INCREASE THE VALUE OF YOUR INVESTMENT.

         As of October 2, 2005, we had approximately $538.5 million of cash and cash equivalents, restricted cash equivalents, investments other than investments held in deferred compensation trusts and receivables from sales of investments, net of liabilities related to investments. This amount includes $100 million invested in funds managed by DCM and consolidated by us and which we have agreed not to withdraw before October 4, 2006. We continue to evaluate strategic opportunities for the use of our significant cash and investment position, including additional business acquisitions, a potential corporate restructuring as discussed above under "Potential Corporate Restructuring," repurchases of Triarc common stock and investments. We may not be able to identify any such strategic opportunities or may use our significant cash and investment position in ways that do not improve our operating results or increase the value of your investment.

         ACQUISITIONS ARE A KEY ELEMENT OF OUR BUSINESS STRATEGY, BUT WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO IDENTIFY APPROPRIATE ACQUISITION TARGETS IN THE FUTURE AND THAT WE WILL BE ABLE TO SUCCESSFULLY INTEGRATE ANY FUTURE ACQUISITIONS INTO OUR EXISTING OPERATIONS.

         Acquisitions involve numerous risks, including difficulties assimilating new operations and products. In addition, acquisitions may require significant management time and capital resources. We cannot assure you that we will have access to the capital required to finance potential acquisitions on satisfactory terms, that any acquisition would result in long-term benefits to us or that management would be able to manage effectively the resulting business. Future acquisitions are likely to result in the incurrence of additional indebtedness, which could contain restrictive covenants, or the issuance of additional equity securities, which could dilute our existing stockholders.

         WE CANNOT ASSURE YOU THAT OUR PROPOSED CORPORATE RESTRUCTURING WILL BE SUCCESSFULLY IMPLEMENTED.

         We are continuing to explore the feasibility, as well as the risks and opportunities, of a possible corporate restructuring that may involve the spin-off of our asset management operations to our stockholders. Our senior officers have also started the Funds, which are managed and owned by such officers, and which are separate and distinct from Triarc and the spun-off businesses. There can be no assurance that the corporate restructuring will occur or the terms or timing of such restructuring if it does occur. Our failure to implement these transactions timely and economically could materially increase our costs and impair our results of operations. Even if the restructuring is completed, there can be no assurance that the expected benefits to Triarc and its stockholders would be realized.

         OUR INVESTMENT OF EXCESS FUNDS MAY BE SUBJECT TO RISK, PARTICULARLY DUE TO USE OF LEVERAGE AND THE RISKINESS OF UNDERLYING ASSETS.

         From time to time we place our excess cash in investment funds managed by third parties or by DCM. Some of these funds use substantial leverage in their trading, including through the use of borrowed funds, total return swaps and/or other derivatives. The use of leverage generates various risks, including the exacerbation of losses, increased interest expense in the case of leverage through borrowing, and exposure to counterparty risk in the case of leverage through derivatives. However, volatility in the value of a fund is a function not only of the amount of leverage employed but also of the riskiness of the underlying investments. Therefore, the greater the amount of leverage used by a fund and the greater the riskiness of a fund's underlying assets, the greater the risk associated with our investment in such fund.

         WE MAY BE REQUIRED TO TAKE OR NOT TAKE CERTAIN ACTIONS, SUCH AS FOREGOING INVESTMENT OPPORTUNITIES, SO AS NOT TO BE DEEMED AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.

         The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various restrictions on the operations of, companies that own "investment securities" having a value exceeding 40% of their assets (excluding government securities and cash items) on an unconsolidated basis, absent an available exclusion. We and/or our subsidiaries may be required to take actions that we and/or our subsidiaries would not otherwise take so as not to be deemed an "investment company" under the 1940 Act. Presently, neither we nor any of our subsidiaries is an investment company required to register under the 1940 Act. If we or one of our subsidiaries invests more than 40% of its assets in investment securities, and is unable to rely on an exclusion from being an investment company, we and/or that subsidiary might be required to register under and thus become subject to the restrictions of the 1940 Act. We and our subsidiaries intend to continue to make acquisitions and other investments in a manner so as not to be an investment company. As a result, we and/or our subsidiaries may forego investments that we and/or our subsidiaries might otherwise make or retain or dispose of investments or assets that we and/or our subsidiaries might otherwise sell or hold.

         IN THE FUTURE, WE MAY HAVE TO TAKE ACTIONS THAT WE WOULD NOT OTHERWISE TAKE SO AS NOT TO BE SUBJECT TO TAX AS A "PERSONAL HOLDING COMPANY."

         If at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our shares and if during such taxable year we receive 60% or more of our gross income, as specially adjusted, from specified passive sources, we would be classified as a "personal holding company" for U.S. federal income tax purposes. If this were the case, we would be subject to additional taxes at the rate of 15% on a portion of our income, to the extent this income is not distributed to stockholders. We do not currently expect to have any liability in 2005 for tax under the personal holding company rules. However, we cannot assure you that we will not become liable for such tax in the future. Because we do not wish to be classified as a personal holding company or to incur any personal holding company tax, we may be required in the future to take actions that we would not otherwise take. These actions may influence our strategic and business decisions, including causing us to conduct our business and acquire or dispose of investments differently than we otherwise would.

         OUR CERTIFICATE OF INCORPORATION CONTAINS CERTAIN ANTI-TAKEOVER PROVISIONS AND PERMITS OUR BOARD OF DIRECTORS TO ISSUE PREFERRED STOCK AND ADDITIONAL SERIES OF CLASS B COMMON STOCK WITHOUT STOCKHOLDER APPROVAL.

         Certain provisions in our certificate of incorporation are intended to discourage or delay a hostile takeover of control of us. Our certificate of incorporation authorizes the issuance of shares of "blank check" preferred stock and additional series of Class B common stock, which will have such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock and/or Class B common stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power and other rights of the holders of our Class A common stock and Class B common stock, Series 1. The preferred stock and additional series of Class B common stock could be used to discourage, delay or prevent a change in control of us that is determined by our board of directors to be undesirable. Although we have no present intention to issue any shares of preferred stock or additional series of Class B common stock, we cannot assure you that we will not do so in the future.

                            RISKS RELATING TO ARBY'S

         ARBY'S IS SIGNIFICANTLY DEPENDENT ON NEW RESTAURANT OPENINGS, WHICH MAY BE INTERRUPTED BY FACTORS BEYOND OUR CONTROL.

         Our restaurant business derives a significant portion of its earnings from franchise royalties and fees from franchised restaurants and sales in company-owned restaurants. Growth in our restaurant earnings is significantly dependent on new restaurant openings. Numerous factors beyond our control may affect restaurant openings. These factors include but are not limited to:

         o    our ability to attract new franchisees;

         o    the availability of site locations for new restaurants;

         o    the ability of potential restaurant owners to obtain financing;

         o the ability of restaurant owners to hire, train and retain qualified operating personnel;

         o    the availability of construction materials and labor;

         o construction and development costs of new restaurants, particularly in highly-competitive markets;

         o the ability of restaurant owners to secure required governmental approvals and permits in a timely manner, or at all; and

         o    adverse weather conditions.

         Although as of October 2, 2005, franchisees had signed commitments to open 253 Arby's restaurants and have made or are required to make non-refundable deposits of $10,000 per restaurant, we cannot assure you that franchisees will meet these commitments and that they will result in open restaurants.

         OUR FRANCHISEES COULD TAKE ACTIONS THAT COULD HARM OUR BUSINESS.

         Our franchisees are contractually obligated to operate their restaurants in accordance with the standards we set in our agreements with them. We also provide training and support to franchisees. However, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their restaurants. As a result, the ultimate success and quality of any franchise restaurant rests with the franchisee. If franchisees do not successfully operate restaurants in a manner consistent with our standards, the Arby's image and reputation could be harmed, which in turn could hurt our business and operating results.

         OUR SUCCESS DEPENDS ON OUR FRANCHISEES' PARTICIPATION IN OUR STRATEGY.

         Our franchisees are an integral part of our business. We may be unable to successfully implement our brand strategies that we believe are necessary for further growth if our franchisees do not participate in that implementation. The failure of our franchisees to focus on the fundamentals of restaurant operations such as quality, service and cleanliness would have a negative impact on our success.

         OUR FINANCIAL RESULTS ARE AFFECTED BY THE FINANCIAL RESULTS OF OUR FRANCHISEES.

         We receive revenue in the form of royalties and fees from our franchisees. A substantial portion of our financial results are to a large extent dependent upon the operational and financial success of our franchisees, including their implementation of our strategic plans, as well as their ability to secure adequate financing. If sales trends or economic conditions worsen for our franchisees, their financial results may worsen and our collection rates may decline. To the extent we divest restaurants in the future, we may also be required to assume the responsibility for lease payments for these restaurants if the relevant franchisees default on their leases. Additionally, if our franchisees fail to renew their franchise agreements, or if we are required to restructure our franchise agreements in connection with such renewal, it would result in decreased revenues for us.

         ARBY'S DOES NOT CONTROL ADVERTISING AND PURCHASING FOR THE ARBY'S RESTAURANT SYSTEM, WHICH COULD HURT SALES AND THE ARBY'S BRAND.

         Arby's franchisees control the provision of national advertising and marketing services to the Arby's franchise system through AFA Service Corporation, a not-for-profit entity controlled by Arby's franchisees. Subject to the Company's right to protect its trademarks, and except to the extent that Arby's participates in AFA Service Corporation through its company-owned restaurants, AFA Service Corporation makes all decisions regarding the national marketing and advertising strategies and the creative content of advertising for the Arby's system. However, in August 2005, Arby's and AFA Service Corporation entered into a management agreement pursuant to which Arby's, on behalf of AFA Service Corporation, started to furnish marketing and advertising services to the Arby's franchisees from October 1, 2005. Although this may afford Arby's enhanced influence over marketing matters, during the term of the management agreement, decisions regarding marketing strategy and the marketing calendar will continue to be subject to the approval of AFA Service Corporation's Board of Directors, which consists entirely of Arby's franchisees. In addition, local cooperatives run by operators of Arby's restaurants in a particular local area (including us) make their own decisions regarding local advertising expenditures, subject to spending the required minimum amounts. Our lack of control over advertising could hurt sales and the Arby's brand.

         In addition, although Arby's ensures that all suppliers to the Arby's system meet quality control standards, our franchisees control the purchasing of food, proprietary paper and other operating supplies from such suppliers through ARCOP, Inc., a not-for-profit entity controlled by our franchisees. ARCOP negotiates national contracts for such food and supplies. We are entitled to appoint one representative on the board of directors of ARCOP and participate in ARCOP through our company-owned restaurants, but otherwise exercise no control over the decisions and activities of ARCOP except to ensure that all suppliers satisfy Arby's quality control standards. If ARCOP does not properly estimate the needs of the Arby's system with respect to one or more products, makes poor purchasing decisions, or decides to cease its operations, system sales and the financial condition of Arby's franchisees could be hurt.

         ADDITIONAL INSTANCES OF MAD COW DISEASE OR OTHER FOOD-BORNE ILLNESSES, SUCH AS BIRD FLU, COULD ADVERSELY AFFECT THE PRICE AND AVAILABILITY OF BEEF, POULTRY OR OTHER MEATS AND CREATE NEGATIVE PUBLICITY, WHICH COULD RESULT IN A DECLINE IN OUR SALES.

         Instances of mad cow disease or other food-borne illnesses, such as bird flu, e-coli or hepatitis A, could adversely affect the price and availability of beef, poultry or other meats, including if additional incidents cause consumers to shift their preferences to other meats. As a result, Arby's restaurants could experience a significant increase in food costs if there are additional instances of mad cow disease or other food-borne illnesses. In addition to losses associated with higher prices and a lower supply of our food ingredients, instances of food-borne illnesses could result in negative publicity for us. This negative publicity, as well as any other negative publicity concerning food products we serve, may reduce demand for our food and could result in a decrease in guest traffic to our restaurants. A decrease in guest traffic to Arby's restaurants as a result of these health concerns or negative publicity could result in a decline in our sales.

         CHANGES IN CONSUMER TASTES AND PREFERENCES AND IN DISCRETIONARY CONSUMER SPENDING COULD RESULT IN A DECLINE IN SALES AT COMPANY-OWNED RESTAURANTS AND IN THE ROYALTIES THAT WE RECEIVE FROM FRANCHISEES.

         The quick service restaurant industry is often affected by changes in consumer tastes, national, regional and local economic conditions, discretionary spending priorities, demographic trends, traffic patterns and the type, number and location of competing restaurants. Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns. Any material decline in the amount of discretionary spending or a decline in family food-away-from-home spending could hurt our sales, results of operations, business and financial condition.

         In addition, if company-owned and franchised restaurants are unable to adapt to changes in consumer preferences and trends, we and our franchisees may lose customers and the resulting revenues from company-owned restaurants and the royalties that Arby's receives from its franchisees may decline.

         CHANGES IN FOOD AND SUPPLY COSTS COULD HARM OUR RESULTS OF OPERATIONS.

         Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. Any increase in food prices, especially that of roast beef, could harm our operating results. For example, we experienced increases in the cost of roast beef in 2003 and 2004 due to decreased supply and increased demand. In addition, we are susceptible to increases in food costs as a result of factors beyond our control, such as weather conditions, food safety concerns, product recalls and government regulations. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could adversely affect our operating results. In addition, we may not seek to or be able to pass along price increases to our customers.

         COMPETITION FROM OTHER RESTAURANT COMPANIES COULD HURT US.

         The market segments in which owned and franchised Arby's restaurants compete are highly competitive with respect to, among other things, price, food quality and presentation, service, location, and the nature and condition of the financed business unit. Arby's restaurants compete with a variety of locally-owned restaurants, as well as competitive regional and national chains and franchises. Several of these chains compete by offering higher quality sandwiches and/or menu items that are specifically identified as low in carbohydrates or otherwise targeted at certain consumer groups. Additionally, many of our competitors are introducing lower cost, value meal menu options. Our revenues and those of our franchisees may be hurt by this product and price competition.

         Moreover, new companies, including operators outside the quick service restaurant industry, may enter our market areas and target our customer base. For example, additional competitive pressures for prepared food purchases have recently come from deli sections and in-store cafes of several major grocery store chains, as well as from convenience stores and casual dining outlets. Such competitors may have, among other things, lower operating costs, lower debt service requirements, better locations, better facilities, better management, more effective marketing and more efficient operations. All such competition may adversely affect our revenues and profits by reducing gross revenues of company-owned restaurants and royalty payments from franchised restaurants. Many of Arby's competitors have substantially greater financial, marketing, personnel and other resources than Arby's, which may allow them to react to changes in pricing and marketing in the quick service restaurant industry better than we can.

         OUR BUSINESS COULD BE HURT BY INCREASED LABOR COSTS OR LABOR SHORTAGES.

         Labor is a primary component in the cost of operating our company-owned restaurants. We devote significant resources to recruiting and training our managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees, including restaurant managers and staff. If we are unable to do so, our results of operations may be hurt.

         COMPLAINTS OR LITIGATION MAY HURT US.

         Occasionally, our customers file complaints or lawsuits against us alleging that we are responsible for an illness or injury they suffered at or after a visit to an Arby's restaurant, or alleging that there was a problem with food quality or operations at an Arby's restaurant. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims, claims from franchisees and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. We could also become subject to class action lawsuits related to these matters in the future. Regardless of whether any claims against us are valid or whether we are found to be liable, claims may be expensive to defend and may divert our management's attention away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these allegations may hurt us and our franchisees.

         Additionally, the restaurant industry has been subject to a number of claims that the menus and actions of restaurant chains have led to the obesity of certain of their customers. Adverse publicity resulting from these allegations may harm the reputation of Arby's restaurants, even if the allegations are not directed against Arby's restaurants or are not valid, and even if we are not found liable or the concerns relate only to a single restaurant or a limited number of our restaurants. Moreover, complaints, litigation or adverse publicity experienced by one or more of our franchisees could also hurt our business as a whole.

         OUR CURRENT INSURANCE MAY NOT PROVIDE ADEQUATE LEVELS OF COVERAGE AGAINST CLAIMS WE MAY FILE.

         We currently maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure, such as losses due to natural disasters or acts of terrorism. In addition, we currently self-insure a significant portion of expected losses under our workers compensation, general liability and property insurance programs. Unanticipated changes in the actuarial assumptions and management estimates underlying our reserves for these losses could result in materially different amounts of expense under these programs, which could harm our business and cause a decline in our results of operations and financial condition.

         CHANGES IN GOVERNMENTAL REGULATION MAY HURT OUR ABILITY TO OPEN NEW RESTAURANTS OR OTHERWISE HURT OUR EXISTING AND FUTURE OPERATIONS AND RESULTS.

         Each Arby's restaurant is subject to licensing and regulation by health, sanitation, safety and other agencies in the state and/or municipality in which the restaurant is located. There can be no assurance that we, or our franchisees, will not experience material difficulties or failures in obtaining the necessary licenses or approvals for new restaurants, which could delay the opening of such restaurants in the future. In addition, more stringent and varied requirements of local and tax governmental bodies with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations. We, and our franchisees, are also subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, along with the Americans with Disabilities Act, family leave mandates and a variety of other laws enacted by the states that govern these and other employment law matters. We cannot predict the amount of future expenditures that may be required in order to permit our company-owned restaurants to comply with any changes in existing regulations or to comply with any future regulations that may become applicable to our business.

         OUR OPERATIONS COULD BE INFLUENCED BY WEATHER CONDITIONS.

         Weather, which is unpredictable, can impact our restaurant sales. Harsh weather conditions that keep customers from dining out result in lost opportunities for our restaurants. A heavy snowstorm in the Northeast or Midwest or a hurricane in the Southeast can shut down an entire metropolitan area, resulting in a reduction in sales in that area. Our first quarter includes winter months and historically has a lower level of sales. Because a significant portion of our restaurant operating costs is fixed or semi-fixed in nature, the loss of sales during these periods hurts our operating margins, resulting in restaurant operating losses. For these reasons, a quarter-to-quarter comparison may not be a good indication of our performance or how we may perform in the future.

         OUR SUBSIDIARY, ARBY'S RESTAURANT HOLDINGS, LLC AND ITS SUBSIDIARIES ARE SUBJECT TO VARIOUS RESTRICTIONS, AND SUBSTANTIALLY ALL OF THEIR ASSETS ARE PLEDGED UNDER THE NEW CREDIT AGREEMENT.

         Under the new credit agreement, substantially all of the assets of Arby's Restaurant Holdings, LLC and its subsidiaries (other than real property) are pledged as collateral security. The affirmative and negative covenants under the new credit facility include, among others, preservation of corporate existence, payment of taxes, maintenance of insurance, limitations on liens, limitations on debt, limitations on dividends, redemptions and repurchases with respect of capital stock and limitations on transactions with affiliates. The new credit agreement also contains the following financial covenants: a maximum leverage ratio, a maximum lease adjusted leverage ratio, a minimum interest coverage ratio and maximum capital expenditures. Mandatory prepayments of the credit facilities will be required upon the occurrence of certain events, including the incurrence of additional indebtedness and the sale of assets under certain circumstances. Commencing in March 2007, the loans must also be prepaid from excess cash flow if a certain leverage ratio is exceeded. If Arby's Restaurant Holdings, LLC and its subsidiaries are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of interest or principal under, or are unable to comply with covenants of, the new credit agreement, they would be in default under the terms of the agreement which would, under certain circumstances, permit the lenders to accelerate the maturity of the balance of the indebtedness under the new credit agreement.

                           RISKS RELATING TO DEERFIELD

         DCM MAY LOSE CLIENT ASSETS, AND THUS FEE REVENUE, FOR VARIOUS REASONS.

         DCM's success depends on its ability to earn investment advisory fees from the client accounts it manages. Such fees generally consist of payments based on the amount of assets in the account (management fees), and on the profits earned by the account or the returns to certain investors in the accounts (performance fees). If there is a reduction in an account's assets, there will be a corresponding reduction in DCM's management fees from the account, and a likely reduction in DCM's performance fees (if any) relating to the account, since the smaller the account's asset base the smaller will be the potential profits earned by the account. There could be a reduction in an account's assets as the result of investment losses in the account, the withdrawal by investors of their capital in the account, or both. Investors in the accounts managed by DCM have various types of withdrawal rights, ranging from the right of investors in separate accounts to withdraw any or all of their capital on a daily basis, the right of investors in hedge funds to withdraw their capital on a monthly or quarterly basis, and the right of investors in collateral debt obligation vehicles ("CDOs") to terminate the CDO in specified situations. Investors may withdraw capital for many reasons, including their dissatisfaction with the account's performance, adverse publicity regarding DCM, DCM's loss of key personnel, errors in reporting to investors account values or account performance, other matters resulting from problems in DCM's systems technology, investors' desire to invest the capital elsewhere, and their need (in the case of investors that are themselves investment funds) for the capital to fund withdrawals by their investors. DCM could experience a major loss of account assets, and thus advisory fee revenue, at any time.

         DCM COULD BE REMOVED AS INVESTMENT MANAGER OF ACCOUNTS IT MANAGES, THUS LOSING ANY FUTURE FEE REVENUE FROM THE ACCOUNT.

         The accounts managed by DCM generally have the right to remove DCM as the investment manager of the account, and replace DCM with a substitute investment manager, pursuant to the investment management agreement between the account and DCM. There are significant differences among the accounts in terms of removal rights, but in some cases, such as CDOs, DCM can be removed without cause by investors that hold a specified amount of the securities issued by the CDO. In the event of its removal, DCM would no longer receive any advisory fees from the account, and any termination fees received by DCM would likely be insignificant.

         DCM COULD LOSE CLIENT ASSETS AS THE RESULT OF THE LOSS OF KEY DCM PERSONNEL.

         DCM generally assigns the management of its investment products to specific teams, consisting of DCM portfolio management and other personnel. The loss of a particular member or members of such a team - for example, because of resignation or retirement - could cause investors in the product to withdraw all or a portion of their investment in the product, and adversely affect the marketing of the product to new investors. In the case of some accounts, such as certain CDOs, DCM can be removed as investment manager upon its loss of specified key employees. In addition to the loss of specific portfolio management team members, the loss of one or more members of DCM's senior management involved in supervising the portfolio teams could have similar adverse effects on DCM's investment products.

         DCM MAY NEED TO OFFER NEW INVESTMENT STRATEGIES AND PRODUCTS IN ORDER TO CONTINUE TO GENERATE REVENUE.

         The segments of the asset management industry in which DCM operates are subject to rapid change. Investment strategies and products that had historically been attractive to investors may lose their appeal, for various reasons. Thus, strategies and products that have generated fee revenue for DCM in the past may fail to do so in the future, in which case DCM would have to develop new strategies and products in order to retain investors or replace withdrawing investors with new investors. It could be both expensive and difficult for DCM to develop new strategies and products, and there is no assurance that DCM would be successful in this regard. In addition, alternative asset management products represent a substantially smaller segment of the overall asset management industry than traditional asset management products (such as many corporate bond funds). DCM's inability to expand its offerings beyond alternative asset management products could inhibit the growth of its business.

         CHANGES IN THE FIXED INCOME MARKETS COULD ADVERSELY AFFECT DCM.

         DCM's success generally depends on the attractiveness to institutional investors of investing in the fixed income markets, and changes in those markets could significantly reduce the appeal of DCM's investment products to such investors. Such changes could include increased volatility in the prices of fixed income instruments, periods of illiquidity in the fixed income trading markets, adverse changes in the taxation of fixed income instruments, significant changes in the "spreads" in the fixed income markets (the amount by which the yields on particular fixed income instruments exceed the yields on benchmark U.S. Treasury securities), and the lack of arbitrage opportunities between U.S. Treasury securities and their related instruments (such as interest rate swap and futures contracts). Such changes may be caused by many reasons, including economic and political events and acts of terrorism beyond DCM's control. If adverse changes in the prices of fixed income instruments caused DCM's revenues to decline, this could have a material and adverse effect on DCM's earnings.

         THE NARROWING OF CDO SPREADS COULD MAKE IT DIFFICULT FOR DCM TO LAUNCH NEW CDOS.

         It is important for DCM to be able to launch new CDO products from time to time, both to expand its CDO activities (which are a major part of DCM's business) and to replace existing CDOs as they are terminated or mature. The ability to launch new CDOs is dependent on, among other factors, the amount by which the interest earned on the collateral held by the CDO (such as bank loans or corporate bonds) exceeds the interest payable by the CDO on the debt obligations it issues to investors. If these "spreads" are not wide enough, the proposed CDO will not be attractive to investors and thus cannot be launched. There may be sustained periods when such spreads will not be sufficient for DCM to launch new CDO products.

         DCM'S FEE REVENUE COULD BE REDUCED BECAUSE OF THE NEED TO LOWER THE ADVISORY FEES IT CHARGES.

         As a general matter, the fees charged by "alternative" asset managers such as DCM are higher than those charged by traditional managers, particularly with respect to hedge funds and similar products. This could change, however, as a result of competitive pressures or other factors and DCM might have to reduce the fees it charges to some or all of its clients. This would reduce DCM's fee revenue unless DCM was able to counteract the effect of the lower fees by increasing its assets under management. There is no assurance that DCM will be able to do so.

         DCM COULD LOSE CLIENT ASSETS AS THE RESULT OF ADVERSE PUBLICITY.

         Asset managers such as DCM can be particularly vulnerable to losing clients because of adverse publicity. Asset managers are generally regarded as fiduciaries, and if they fail to adhere at all times to a high level of honesty, fair dealing and professionalism they can incur large and rapid losses of client assets. Accordingly, a relatively small lapse in this regard, particularly if it resulted in a regulatory investigation or enforcement proceeding, could hurt DCM's business.

         DCM COULD LOSE MANAGEMENT FEE INCOME FROM ITS CDOS BECAUSE OF PAYMENT DEFAULTS BY ISSUERS OF COLLATERAL HELD BY THE CDOS.

         Pursuant to the investment management agreements between DCM and the CDOs it manages, DCM's management fee from the CDO is generally subject to a "waterfall" structure, under which DCM will not receive all or a portion of its fees if, among other things, the CDO does not have sufficient income from its underlying collateral (such as corporate bonds or bank loans) to pay the required interest on the notes it has issued to investors and certain expenses. This could occur if there are defaults by issuers of the collateral on their payments of principal or interest relating to the collateral. In that event, DCM's management fees would be deferred until funds are available to pay the fees, if such funds become available.

         DCM MAY BE UNABLE TO INCREASE ITS ASSETS UNDER MANAGEMENT IN CERTAIN OF ITS INVESTMENT VEHICLES, OR IT MAY HAVE TO REDUCE SUCH ASSETS, BECAUSE OF CAPACITY CONSTRAINTS.

         A number of DCM's investment vehicles are limited in the amount of client assets they can accommodate by the amount of liquidity in the instruments traded by such vehicles, the arbitrage opportunities available in those instruments, or other factors. Thus, DCM may manage investment vehicles that are relatively successful but that cannot accept additional capital because of such constraints. Conversely, DCM might have to reduce the amount of assets managed by investment vehicles that face capacity constraints. Changes in the fixed income markets could materially increase capacity constraints, such as an increase in the number of asset managers using the same or similar strategies as DCM.

         DCM MAY LOSE CLIENT ASSETS BECAUSE OF COMPETITION FROM OTHER ASSET MANAGERS.

         The areas of the asset management industry in which DCM operates are highly competitive. For example, there are numerous other asset managers that have substantial experience in managing CDOs, fixed income arbitrage hedge funds and REITs. DCM could lose existing and prospective clients to these managers for various reasons, such as lower advisory fees than those charged by DCM or investment vehicles with more attractive structural features than those managed by DCM. In addition, DCM may be at a disadvantage in competing with other asset managers for clients for various other reasons, such as that DCM may be competing with managers that are subject to less regulation and thus less restricted in their client solicitation and portfolio management activities, and DCM may be competing for non-U.S. clients with asset managers that are based in the jurisdiction of the prospective client's domicile. The barriers to entry into the asset management business are not particularly high, and thus DCM may face increased competition from many new entrants. DCM's current focus is on providing fixed income asset management services to institutional clients, and the market for such services is limited.

         CHANGES IN GOVERNMENTAL REGULATIONS, ACCOUNTING STANDARDS OR TAXATION COULD ADVERSELY AFFECT DCM'S BUSINESS.

         The level of investor participation in the products offered by DCM is affected by various factors other than the actual performance of the products, such as regulatory and self-regulatory requirements and restrictions applicable to DCM, the products or the investors in the products, the manner in which investors in the products must account for their investments for financial reporting purposes, and the manner in which such investors are taxed on their investments. Adverse changes in any of these areas could cause DCM to lose existing investors and fail to attract new investors.

         DCM IS SUBJECT TO EXTENSIVE REGULATION, WHICH COULD MATERIALLY AND ADVERSELY AFFECT ITS BUSINESS.

         DCM's business is subject to extensive government regulation. This regulation is primarily at the federal level, through regulation by the SEC under the Investment Advisers Act of 1940, as amended, and regulation by the Commodity Futures Trading Commission, or CFTC, under the Commodity Exchange Act. The Investment Advisers Act imposes numerous obligations on investment advisers including record-keeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities. The CFTC regulates commodity futures and option markers and imposes numerous obligations on the industry. DCM is registered with the CFTC as both a commodity trading advisor and a commodity pool operator and certain of its employees are registered with CFTC as "associated persons." DCM is also a member of the National Futures Association, the self-regulatory organization for the U.S. commodity futures industry, and thus subject to its regulations. If DCM fails to comply with applicable laws or regulations, it could be subject to fines, censure, suspensions of personnel or other sanctions, including revocation of its registration as an investment adviser, commodity trading advisor or commodity pool operator, any of which could cause its earnings to decline.

         Although DCM is not directly regulated outside of the United States, the non-U.S. domiciled investment funds that it manages are regulated in the jurisdiction of their domicile. Changes in these non-U.S. laws, regulations or government policies could limit DCM's revenues from these funds, increase its costs of doing business in these jurisdictions and materially and adversely affect its business. Furthermore, to the extent DCM expands its business into foreign jurisdictions and establishes offices or subsidiaries overseas, DCM could become subject to non-U.S. laws, regulations and government policies.

         DCM IS NOT AS DIVERSIFIED AS NUMEROUS OTHER RELATIVELY LARGE ASSET MANAGERS.

         DCM currently focuses almost exclusively on fixed income securities and related financial instruments in managing client accounts. DCM has little or no experience in investing in equity securities. This is in contrast to numerous other asset managers with comparable assets under management, which have significant background and experience in both the equity and debt markets. These managers have a more diversified revenue base than DCM and thus are better able to withstand periods of lack of investor interest in a particular asset class.

         DCM'S EMPHASIS ON PERFORMANCE FEES MAY INCREASE ITS EARNINGS
VOLATILITY.

         A portion of DCM's revenues are derived from performance fees on the various accounts that it manages. Performance fees are based on investment returns. With respect to DCM's hedge funds, DCM is entitled to a performance fee to the extent that the current period profits exceed the prior period's losses. With respect to DCM's REIT and CDOs, it is entitled to performance fees only if the returns on the related portfolios exceed agreed-upon periodic or cumulative return targets. Performance fees will vary from period to period in relation to volatility in investment returns, causing DCM's earnings to be more volatile than if it did not manage assets on a performance fee basis. Alternative asset managers such as DCM typically derive a greater portion of their revenues from performance fees than traditional asset managers, thus increasing the potential volatility in DCM's earnings.

         DCM'S FAILURE TO COMPLY WITH GUIDELINES SET BY ITS CLIENTS COULD RESULT IN DAMAGE AWARDS AGAINST DCM AND A LOSS OF ASSETS UNDER MANAGEMENT.

         As an investment adviser, DCM has a fiduciary duty to its clients. When clients retain DCM to manage assets on their behalf, they may specify certain guidelines regarding investment allocation and strategy that DCM must observe in the management of their portfolios. DCM's failure to comply with these guidelines could result in losses to a client or a fund that the client or investors in the fund, as the case may be, could seek to recover from DCM and could result in the client withdrawing its assets from management, the fund terminating DCM's management agreement or investors withdrawing their capital from the fund. Although DCM has installed procedures and utilizes the services of experienced administrators, accountants and lawyers to assist it in adhering to these guidelines, and maintains limited insurance to protect DCM in the case of client losses, DCM cannot assure you that such precautions or insurance will protect DCM from potential liabilities. The occurrence of any of these events could cause DCM's earnings to decline.

                                   OTHER RISKS

         WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD HARM THE VALUE OF OUR BRANDS AND HURT OUR BUSINESS.

         Our intellectual property is material to the conduct of our business. We rely on a combination of trademarks, copyrights, service marks, trade secrets and similar intellectual property rights to protect our brands and other intellectual property. The success of our business strategy depends, in part, on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both existing and new markets. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands to achieve and maintain market acceptance. This could harm our image, brand or competitive position and, if we commence litigation to enforce our rights, cause us to incur significant legal fees.

         We franchise our restaurant brands to various franchisees. While we try to ensure that the quality of our brands is maintained by all of our franchisees, we cannot assure you that these franchisees will not take actions that hurt the value of our intellectual property or the reputation of the Arby's restaurant system. We have registered certain trademarks and have other trademark registrations pending in the United States and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the United States in which we do business or may do business in the future and may never be registered in all of these countries. We cannot assure you that all of the steps we have taken to protect our intellectual property in the United States and foreign countries will be adequate. The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States.

         In addition, we cannot assure you that third parties will not claim infringement by us in the future. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause delays in introducing new menu items or investment products or require us to enter into royalty or licensing agreements. As a result, any such claim could harm our business and cause a decline in our results of operations and financial condition.

         WE, AND SOME OF OUR SUBSIDIARIES, REMAIN CONTINGENTLY LIABLE WITH RESPECT TO CERTAIN OBLIGATIONS RELATING TO BUSINESSES THAT WE HAVE SOLD.

         In July 1999, we sold 41.7% of our then remaining 42.7% interest in National Propane Partners, L.P. and a sub-partnership, National Propane, L.P. to Columbia Energy Group, and retained less than a 1% special limited partner interest in AmeriGas Eagle Propane, L.P. (formerly known as National Propane, L.P. and as Columbia Propane, L.P.). As part of the transaction, our subsidiary, National Propane Corporation, agreed that while it remains a special limited partner of AmeriGas, it would indemnify the owner of AmeriGas for any payments the owner makes under certain debt of AmeriGas (aggregating approximately $138 million as of January 2, 2005), if AmeriGas is unable to repay or refinance such debt, but only after recourse to the assets of AmeriGas. Either National Propane Corporation or AmeriGas Propane, L.P., the owner of AmeriGas, may require AmeriGas to repurchase the special limited partner interest. However, we believe it is unlikely that either party would require repurchase prior to 2009 as either AmeriGas Propane, L.P. would owe us tax indemnification payments or we would accelerate payment of deferred taxes, which amount to approximately $36.1 million as of October 2, 2005, associated with our sale of the propane business.

         Although we believe that it is unlikely that we will be called upon to make any payments under the indemnification described above, if we are required to make such payments it could have a material adverse effect on our financial position and results of operations.

         CHANGES IN GOVERNMENTAL REGULATION MAY ADVERSELY AFFECT OUR EXISTING AND FUTURE OPERATIONS AND RESULTS.

         Certain of our current and past operations are or have been subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances that provide for significant fines, penalties and liabilities, in certain cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of such hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Although we believe that our operations comply in all material respects with all applicable environmental laws and regulations, we cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. We cannot predict the amount of future expenditures that may be required in order to comply with any environmental laws or regulations or to satisfy any such claims.

                       RISKS RELATING TO OUR COMMON STOCK

         WE ARE A HOLDING COMPANY AND DEPEND ON DIVIDENDS OF AND DISTRIBUTIONS FROM OUR SUBSIDIARIES AND OUR CASH OR CASH EQUIVALENTS TO MEET OUR OBLIGATIONS.

         Because we are a holding company, our ability to service debt and pay dividends, including dividends on our Class A common stock and Class B common stock, is dependent upon our cash, cash equivalents and short-term investments on hand, cash flows from our subsidiaries, including loans, cash dividends and reimbursement by subsidiaries to us in connection with providing certain management services and payments by subsidiaries under certain tax sharing agreements. At October 2, 2005, the cash flow from our subsidiaries is inadequate to cover all of the expenses of our holding company. Accordingly, we may need to use our cash and cash equivalents or income from other investments we may make to pay dividends on our common stock and preferred stock (if any) and interest and principal on our debt securities.

         Under the terms of the new credit agreement, there are restrictions on the ability of Arby's Restaurant Holdings, LLC and its subsidiaries to pay dividends and/or make loans or advances to us. The ability of any of our subsidiaries to pay cash dividends and/or make loans or advances to us is also dependent upon the respective abilities of such entities to achieve sufficient cash flows after satisfying their respective cash requirements, including debt service, to enable the payment of such dividends or the making of such loans or advances.

         THE THEN CURRENT HOLDERS OF OUR COMMON STOCK MAY EXPERIENCE A DILUTION IN THE VALUE OF THEIR EQUITY INTEREST AS A RESULT OF THE ISSUANCE AND SALE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

         We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of then current securityholders will be reduced and the new equity securities may have rights senior to those of the then outstanding common stock. This dilution could be significant depending upon the type of financing obtained and the terms of such financing.

         SHARES OF OUR COMMON STOCK OR PREFERRED STOCK ELIGIBLE FOR PUBLIC SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1, AND ANY OTHER OF OUR SECURITIES THAT MAY BE LISTED IN THE FUTURE.

         The market price of our Class A common stock and Class B common stock, Series 1, and any other of our securities that may be listed in the future could decline as a result of sales of a large number of shares in the market in the future or market perception that such sales could occur, including sales or distributions of shares by one or more of our large securityholders or by our controlling securityholder. These factors could also make it more difficult for us to raise funds through offerings of equity securities in the future at a time and at a price that we deem appropriate. As of October 31, 2005, there were 23,964,599 shares of our Class A common stock and 52,472,346 shares of our Class B common stock, Series 1, outstanding. All of the shares of Class A common stock and Class B common stock, Series 1, are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act absent registration under the Securities Act, and except for the shares covered by this prospectus.

         WE HAVE OUTSTANDING A SUBSTANTIAL AMOUNT OF STOCK OPTIONS EXERCISABLE INTO OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1.

         As of October 2, 2005, options to purchase 3,546,968 shares of our Class A common stock and 13,333,102 shares of our Class B common stock, Series 1, were outstanding under our equity participation plans for our directors, officers, key employees and consultants and had 4,736,134 shares of Class A common stock and 2,808,828 shares of Class B common stock, Series 1, available for future grant. In addition, as of October 2, 2005, there were outstanding options to purchase 774,066 shares of our Class B common stock, Series 1 that were issued in connection with the RTM acquisition in replacement of existing RTM stock options. The exercise of outstanding options or the future issuance of options (and the exercise of such options) or restricted stock will dilute the beneficial ownership of holders of our Class A common stock and Class B common stock, Series 1.

         THE PRICE OF OUR CLASS A COMMON STOCK AND CLASS B COMMON STOCK, SERIES 1, MAY FLUCTUATE SIGNIFICANTLY.

         The price of our Class A common stock and Class B common stock, Series 1, on the New York Stock Exchange constantly changes. We expect that the market price of our Class A common stock and Class B common stock, Series 1, will continue to fluctuate. Our stock prices can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

         o significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors;

         o failure to integrate our acquisitions or realize anticipated benefits from our acquisitions;

         o competition, including pricing pressures, the potential impact of competitors' new units on sales by Arby's restaurants and consumers' perceptions of the relative quality, variety and value of the food products offered;

         o    market acceptance of new product offerings;

         o    new product and concept development by competitors;

         o changing trends in consumer tastes and preferences (including changes resulting from health or safety concerns with respect to the consumption of beef, french fries or other foods or the effects of food-borne illnesses) and in spending and demographic patterns;

         o the ability of franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

         o    delays in opening new restaurants or completing remodels;

         o anticipated and unanticipated restaurant closures by us and our franchisees;

         o    availability of qualified personnel to us and to our franchisees;

         o    changes in government regulations;

         o    changes in applicable accounting policies and practices; and

         o geopolitical conditions such as acts or threats of terrorism or military conflicts.

         General market fluctuations, industry factors and economic conditions, such as economic slowdowns, recessions or interest rate changes, also could cause our stock price to fluctuate. See "Forward-Looking Statements."

         In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our Class A common stock and Class B common stock, Series 1.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to us, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many (but not all) of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans" and "estimates" and for similar expressions.

         These forward-looking statements are based on our current expectations, speak only as of the date of this prospectus and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe-harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained in this prospectus. Such factors include, but are not limited to, the following:

         o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's restaurants;

         o consumers' perceptions of the relative quality, variety and value of the food products we offer;

         o    success of operating initiatives;

         o    development costs;

         o    advertising and promotional efforts;

         o    brand awareness;

         o    the existence or absence of positive or adverse publicity;

         o new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

         o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

         o    changes in spending patterns and demographic trends;

         o adverse economic conditions, including high unemployment rates, in geographic regions that contain a high concentration of Arby's restaurants;

         o    the business and financial viability of key franchisees;

         o    the timely payment of franchisee obligations due to us;

         o availability, location and terms of sites for restaurant development by us and our franchisees;

         o the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

         o    delays in opening new restaurants or completing remodels;

         o anticipated or unanticipated restaurant closures by us and our franchisees;

         o our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants;

         o changes in business strategy or development plans, and the willingness of our franchisees to participate in our strategy;

         o business abilities and judgment of our and our franchisees' management and other personnel;

         o availability of qualified restaurant personnel to us and to our franchisees;

         o our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

         o changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance;

         o    adverse weather conditions;

         o significant reductions in our client assets under management (which would reduce our advisory fee revenue), due to such factors as weak performance of our investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that we trade, loss of key portfolio management or other personnel, reduced investor demand for the types of investment products we offer, and loss of investor confidence due to adverse publicity;

         o increased competition from other asset managers offering similar types of products to those we offer;

         o pricing pressure on the advisory fees that we can charge for our investment advisory services;

         o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity or lack of potentially profitable trading opportunities;

         o our removal as investment manager of one or more of the CDOs or other accounts we manage, or the reduction in our CDO management fees because of payment defaults by issuers of the underlying collateral;

         o availability, terms (including changes in interest rates) and deployment of capital;

         o changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

         o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

         o the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy, rising energy and gasoline prices and the effects of war or terrorist activities;

         o our ability to identify appropriate acquisition targets in the future and to successfully integrate acquisitions into our existing operations; and

         o other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the SEC, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

         We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our Class B common stock, Series 1, by the selling stockholders.

                              SELLING STOCKHOLDERS

         The shares of our Class B common stock, Series 1, to which this prospectus relates are being registered for offers and sales by the selling stockholders named below. We have registered the shares to permit the selling stockholders and some of their transferees after the date of this prospectus to sell the shares when they deem appropriate. We refer to all of these possible sellers as the "selling stockholders" in this prospectus. The selling stockholders may sell all, a portion or none of their shares at any time.

         The following table sets forth information regarding the beneficial ownership of the Class B common stock, Series 1, by the selling stockholders as of October 31, 2005.

                                                                           SHARES OF
                                                                         CLASS B COMMON
                                    SHARES OF CLASS B COMMON STOCK,      STOCK, SERIES 1,           SHARES OF CLASS B COMMON
                                     SERIES 1, BENEFICIALLY OWNED        THAT MAY BE SOLD         STOCK, SERIES 1, BENEFICIALLY
                                         PRIOR TO OFFERING(1)               HEREUNDER(1)               OWNED AFTER OFFERING
-------------------------------   --------------------------------     -------------------       --------------------------------
            NAME                        NUMBER           PERCENT                                      NUMBER           PERCENT
Russell V. Umphenour, Jr.(2)       3,614,427                 6.9%             3,614,177                   250              *
Dennis E. Cooper                   1,571,498                 3.0%             1,571,498                     -              -
Thomas A. Garrett                  1,034,010(3)              2.0%               711,414               322,596(3)           *
J. Russell Welch                     947,119                 1.8%               947,119                     -              -
Russell V. Umphenour, III            647,259                 1.2%               647,259                     -              -
Sharon S. Umphenour                  526,355                 1.0%               526,355                     -              -
Sharron L. Barton                    254,219                 *                  254,219                     -              -
Cooper Family Partnership            207,783                 *                  207,783                     -              -
Deborah K. Pike                      198,453                 *                  198,453                     -              -
Michael I. Lippert                   116,313(4)(5)           *                  100,553                15,760(5)           *
Joseph Gondolfo                      117,199                 *                  117,199                     -              -
J. David Pipes                       107,885(6)              *                    3,866               104,019(6)           *
Royal Family Kids Camp               103,891                 *                  103,891                     -              -
Michael B. Abt                       100,553                 *                  100,553                     -              -
John L. Gray, Jr.                    100,553                 *                  100,553                     -              -
Robert P. Rogers                     100,553                 *                  100,553                     -              -
Ray Biondi                            85,961                 *                   85,961                     -              -
Robert S. Stallings                   30,165                 *                   30,165                     -              -
John A. Todd, Jr.                     30,165                 *                   30,165                     -              -
Karen G. Samples                      29,589                 *                   29,589                     -              -
Gregory L. Hawkins                    20,431                 *                   20,431                     -              -
Allison K. Hyer                       20,270                 *                   20,270                     -              -
Susan A. Bauer                        20,110                 *                   20,110                     -              -
Daniel T. Collins                     20,110                 *                   20,110                     -              -
Wendy E. Henderson                    20,110                 *                   20,110                     -              -
Jeryl M. McIntyre                     20,110                 *                   20,110                     -              -
Melissa M. Strait                     20,110                 *                   20,110                     -              -
Michael P. Kovac                      11,658                 *                   11,658                     -              -
John M. Davis, Jr.                    11,034                 *                   11,034                     -              -
Jason T. Abelkop                      10,908                 *                   10,908                     -              -
Patrick S. Herreman                   10,215                 *                   10,215                     -              -
Thomas L. Stager                      10,055                 *                   10,055                     -              -
Lynn P. Alexander                      2,285                 *                    2,285                     -              -
Jerry R. Ardizzone                     1,513                 *                    1,513                     -              -
Cynthia S. Richardson                  1,481                 *                    1,481                     -              -

                                                                           SHARES OF
                                                                         CLASS B COMMON
                                    SHARES OF CLASS B COMMON STOCK,      STOCK, SERIES 1,           SHARES OF CLASS B COMMON
                                     SERIES 1, BENEFICIALLY OWNED        THAT MAY BE SOLD         STOCK, SERIES 1, BENEFICIALLY
                                         PRIOR TO OFFERING(1)               HEREUNDER(1)               OWNED AFTER OFFERING
-------------------------------   --------------------------------     -------------------       --------------------------------
            NAME                        NUMBER           PERCENT                                      NUMBER           PERCENT
Christopher P. Kuehn                     804                 *                      804                     -              -
James M. Hannan                          504                 *                      504                     -              -
John S. Dritt                            489                 *                      489                     -              -
John A. Odachowski                       489                 *                      489                     -              -
Kito O. Cody                             160                 *                      160                     -              -
Gary A. Clough                           145                 *                      145                     -              -

--------------------

         *Less than 1%.

         (1) Includes shares of Class B common stock, Series 1 deposited in an escrow account in connection with the RTM acquisition. See "The RTM Acquisition."

         (2) Mr. Umphenour became a director of Triarc on August 11, 2005. He received 250 shares of Class B common stock, Series 1 on October 3, 2005 in lieu of a cash payment of director's fees otherwise payable to him.

         (3) Includes options to purchase 322,596 shares of our Class B common stock, Series 1 held by Mr. Garrett that have vested.

         (4) Includes 88,058 shares of our Class B common stock, Series 1 pledged by Mr. Lippert in favor of ARG. See "The RTM Acquisition."

         (5) Includes options to purchase 15,760 shares of our Class B common stock, Series 1 held by Mr. Lippert that have vested.

         (6) Includes options to purchase 104,019 shares of our Class B common stock, Series 1 held by Mr. Pipes that have vested.


RELATIONSHIP WITH SELLING STOCKHOLDERS

         All of the shares offered by the selling stockholders were received by them in connection with the RTM acquisition. As part of the total consideration in the RTM acquisition, we issued 9,684,316 shares of our Class B common stock, Series 1 and options to purchase approximately 774,000 shares of our Class B common stock, Series 1 (with a weighted average exercise price of $8.92 per share). The number of shares and options that were issued to the selling stockholders are set forth above. Of the shares that were issued, a total of 1,203,372 shares were deposited in an escrow account in connection with the RTM acquisition. See "The RTM Acquisition" for a more detailed description of certain relationships among us and the selling stockholders.

                              PLAN OF DISTRIBUTION

         The selling stockholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

         The selling stockholders may sell the securities by one or more of the following methods, without limitation:

         o block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and sell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and sale by the broker or dealer for its own account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

         o ordinary brokerage transactions and transactions in which the broker solicits purchases;

         o    privately negotiated transactions;

         o    short sales;

         o through the writing of options on the securities, whether or not the options are listed on an options exchange;

         o through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

         o one or more underwritten offerings on a firm commitment or best efforts basis; and

         o    any combination of any of these methods of sale.

         We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

         The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter sell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

         From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

         To the extent required under the Securities Act, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the sale of the securities sold by them may be deemed to be underwriting discounts and commissions.

         A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then sell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

         A selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

         The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

         We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

         The securities offered hereby were originally issued to the selling stockholders in a private placement pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the securities under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have agreed to pay all expenses in connection with this offering, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders or their counsel, or transfer taxes and expenses related thereto.

         We will not receive any proceeds from sales of any securities by the selling stockholders.

         We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

                                  LEGAL MATTERS

         Certain legal matters relating to the validity of the securities will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements as of January 2, 2005 and December 28, 2003 and for each of the three years in the period ended January 2, 2005 and management's report on the effectiveness of internal control over financial reporting as of January 2, 2005 incorporated by reference into this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Encore Capital Group, Inc. and management's report on the effectiveness of Encore's internal control over financial reporting appearing in Encore's Annual Report on Form 10-K for the year ended December 31, 2004, incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports dated February 4, 2005 incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

         The combined financial statements of RTM Restaurant Group as of May 30, 2004 and May 25, 2003, and for each of the three years in the period ended May 30, 2004, incorporated herein by reference from our Current Report on Form 8-K/A dated August 26, 2005, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated by reference herein, and are incorporated herein in reliance on such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following statement sets forth the expenses to be borne by the Registrant in connection with the distribution of the offered securities. All amounts other than the filing fee for the registration statement are estimates.

Filing fee for Registration Statement.......................    $     16,859
Printing fees and expenses..................................           7,000
Legal fees and expenses.....................................          40,000
Accounting and auditor fees and expenses....................          35,000
Miscellaneous...............................................          16,141
                                                                ------------
         Total..............................................    $    115,000
                                                                ============


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The certificate of incorporation of Triarc Companies, Inc. (the "Registrant" or the "Company"), as amended to date (the "Triarc Charter"), provides indemnification to the extent not prohibited by Delaware law (including as such law may be amended in the future to be more favorable to directors and officers). Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"). The Triarc Charter provides that its officers and directors, and any person serving in any capacity at the request of the Company for an Other Entity shall be entitled to such indemnification; however, the Board of Directors of the Company (the "Triarc Board") may specifically grant such indemnification to other persons in respect of service to the Company or an Other Entity. The Triarc Charter specifies that any director or officer of the Company serving in any capacity with a majority owned subsidiary or any employee benefit plan of the Company or of any majority owned subsidiary shall be deemed to be doing so at the request of the Company.

         Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

         Section 145 further provides that to the extent that a director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested directors, by independent legal counsel or by the stockholders.

         The Triarc Charter provides that expenses are to be advanced prior to the final disposition of a proceeding upon the receipt by the Company of an undertaking, as required by the DGCL, that the director or officer or other indemnified person will repay such advances if he or she is ultimately found not to be entitled to indemnification under the DGCL.

         The Triarc Charter permits a person entitled to indemnity to bring an action in court to obtain such indemnity and provides that, in any such action, the court will not be bound by a decision of the Triarc Board, independent counsel or stockholders that such person is not entitled to indemnification. Such person is also indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification in any such proceeding. The Triarc Charter expressly provides that the right to indemnification thereunder is a contract right and, therefore, cannot be retroactively eliminated by a later stockholder vote, and is not an exclusive right and, therefore, the Company may provide other indemnification, if appropriate.

         The Company also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified by the Company under the Triarc Charter, its bylaws, its directors' and officers' liability insurance, or otherwise. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to the Company pursuant to Section 16(b) of the Exchange Act; (iii) for any liability resulting from the indemnitee's fraudulent, dishonest or willful misconduct; (iv) for any amount the payment of which is not permitted by applicable law; (v) for any liability resulting from conduct producing unlawful personal benefit; or (vi) if a final court adjudication determines such indemnification is not lawful.

         Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Triarc Board, a majority of disinterested Company stockholders or by a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a "Change of Control" (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which approval may not be unreasonably withheld. In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

         As permitted by Section 102(b)(7) of the DGCL, the Triarc Charter includes a provision which eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability (i) for the breach of a director's duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of a dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

         Finally, the Triarc Charter authorizes the Company, as permitted by the DGCL, to purchase directors' and officers' liability insurance. The Company carries directors' and officers' liability insurance covering losses up to specified amounts.

         In addition, the by-laws of the Company, as amended to date (the "Triarc By-Laws"), also provides indemnification to its directors and officers to the extent not prohibited by Delaware law.

         The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, the Triarc Charter, the Triarc By-Laws and the referenced indemnification agreements. The Company has also agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act.

ITEM 16 - EXHIBITS.

5.1** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the legality of the securities being registered.

23.1*     Consent of Deloitte & Touche LLP.

23.2*     Consent of BDO Seidman, LLP.

23.3*     Consent of Ernst &Young LLP.

23.4**    Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

24.1** Powers of Attorney of certain officers and directors of Triarc Companies, Inc.

---------------

*    Filed herewith.
**   Filed previously.


ITEM 17 - UNDERTAKINGS.

         The Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) hereof do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 22, 2005.

                                                  TRIARC COMPANIES, INC.
                                                  (Registrant)


                                                  By: /s/ Nelson Peltz
                                                      --------------------------
                                                      Nelson Peltz
                                                      Chairman and Chief
                                                      Executive Officer


         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on November 22, 2005 by the following persons in the capacities indicated.

          SIGNATURE                                     TITLES

      /s/ Nelson Peltz                     Chairman and Chief Executive Officer
---------------------------------          and Director
         Nelson Peltz                      (Principal Executive Officer)


       /s/ Peter W. May                    President and Chief Operating Officer
---------------------------------           and Director
          Peter W. May                     (Principal Operating Officer)


   /s/ Francis T. McCarron                 Executive Vice President and Chief
---------------------------------          Financial Officer
     Francis T. McCarron                   (Principal Financial Officer)


    /s/ Fred H. Schaefer                   Senior Vice President and Chief
---------------------------------          Accounting Officer
      Fred H. Schaefer                     (Principal Accounting Officer)


              *                            Director
---------------------------------
        Hugh L. Carey


              *                            Director
---------------------------------
        Clive Chajet


              *                            Vice Chairman and Director
---------------------------------
      Edward P. Garden


              *                            Director
---------------------------------
      Joseph A. Levato


              *                            Director
---------------------------------
      Gregory H. Sachs


              *                            Director
---------------------------------
     David E. Schwab II

              *                            Director
---------------------------------
      Raymond S. Troubh


              *                            Director
---------------------------------
       Gerald Tsai, Jr.


              *                            Director
---------------------------------
    Russell V. Umphenour Jr.


              *                            Director
---------------------------------
      Jack G. Wasserman




* By: /s/ Nelson Peltz
      ---------------------------
      Nelson Peltz
      Attorney - in - fact

                                  EXHIBIT INDEX

EXHIBIT                           DESCRIPTION

5.1** Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the legality of the securities being registered.

23.1*     Consent of Deloitte & Touche LLP.

23.2*     Consent of BDO Seidman, LLP.

23.3*     Consent of Ernst &Young LLP.

23.4**    Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

24.1** Powers of Attorney of certain officers and directors of Triarc Companies, Inc.

---------------

*    Filed herewith.
**   Filed previously.